Exhibit 99.1


    Universal Hospital Services, Inc. Announces Fourth Quarter and
                 Year End Financial Results for 2003

    BLOOMINGTON, Minn.--(BUSINESS WIRE)--Feb. 24, 2004--Universal Hospital Services, Inc., ("UHS") today announced financial results for the fourth quarter and year ended December 31, 2003.
    Total revenues were $44.6 million for the fourth quarter of 2003, representing a $5.2 million or 13.1% increase from total revenues of $39.4 million for the same period of 2002. For the year, total revenues increased 11.2% over the same period in 2002 (from $153.8 million to $171.0 million). The growth of technical and professional services and medical equipment remarketing sales contributed to the overall increase in total revenues.
    Medical equipment outsourcing revenues were $36.3 million for the fourth quarter of 2003, representing a $2.7 million or 8.0% increase from medical equipment outsourcing revenues of $33.6 million for the same period of 2002. For the year, medical equipment outsourcing revenues were $140.2 million, representing a $9.5 million, or 7.3% increase from medical equipment outsourcing revenues of $130.7 million for the same period of 2002. Supplies, equipment and other sales grew to $4.4 million in the fourth quarter of 2003, representing a 56.9% increase from the prior year. For the year, sales of supplies, equipment and other were $16.1 million, representing a 35.8% increase over the prior year. Service revenues were $3.9 million for the fourth quarter of 2003, an increase of 29.5% from the same period in 2003. For the year, service revenues increased 31.2% over the same period in 2003 (from $11.2 million to $14.7 million).
    President and CEO, Gary D. Blackford, commenting on the company's performance said, "2003 presented many challenges for our customers and UHS. We continued to successfully grow our business despite the flat census levels experienced by our hospital customers. Our growth reflects the significant value we offer hospitals as well as the success we have had in diversifying our revenue growth in the service and equipment sales areas."
    Loss before income taxes was $19.3 million for the year, representing a $19.2 million increase from the loss before income taxes of $0.1 million for the same period of 2002. During the fourth quarter of 2003, we completed a recapitalization, which resulted in recapitalization expenses of $27.1 million on a pretax basis. During the fourth quarter of 2003 we also incurred severance expenses of $0.6 million. Excluding recapitalization and severance expenses, net income before tax would have been $8.4 million compared to net income before tax of $10.0 million in the prior year, excluding a $10.1 million stock compensation and severance charge.
    Recapitalization expenses consisted primarily of compensation expense associated with the purchase of vested stock options of $11.3 million, a call premium associated with the early redemption of 10-1/4% senior notes due 2008 of $6.9 million, the write-off of unamortized loan issuance costs associated with the retired debt of $6.4 million and miscellaneous fees and expenses of approximately $2.5 million.
    As of December 31, 2003, we had outstanding $271.1 million of total debt, consisting of $260.0 million in senior notes, $10.5 million outstanding under the company's revolving credit facility, and $0.6 million in capital lease obligations. Borrowing availability under the revolving credit facility at December 31, 2003 was $72.7 million, net of outstanding letters of credit of $0.6 million. Operating cash flow for 2003 was $16.0 million compared to $40.2 million in the prior year, including the effects of the $27.7 million recapitalization and severance expense in 2003 and $10.1 million stock compensation and severance expense in 2002. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for 2003 was $36.5 million compared to $50.8 million for the prior year, including the effects of the recapitalization. EBITDA is not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of performance, and is not representative of funds available for discretionary use due to the Company's financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included herein because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company's debt covenant calculations. Management believes that EBITDA provides an important perspective on the Company's ability to service its long-term obligations, the Company's ability to fund continuing growth, and the Company's ability to continue as a going concern. A reconciliation of EBITDA to operating cash flows is included on the attached Statement of Cash Flows.
    In October 2003, we completed our previously announced recapitalization. The Company issued $260,000,000 10-1/8% senior notes due 2011 and entered into a new five-year revolving credit facility with a bank group led by General Electric Capital Corporation. The new credit facility replaced the company's previous bank facility and provides us with up to $100 million in available revolving borrowings. In October 2003, J.W. Childs Equity Partners III, L.P., JWC Fund III Co-invest LLC, Halifax Capital Partners, L.P., and certain members of management purchased an aggregate of approximately $56.0 million of newly issued stock of UHS at a purchase price of $1.00 per share (as adjusted for a 12-for-1 stock split effected in December 2003). In connection with the recapitalization, UHS purchased all of its outstanding 10-1/4% senior notes due 2008, repurchased all outstanding preferred stock and repurchased an aggregate of 69,965,844 shares of common stock and options and warrants to purchase an aggregate of 40,710,672 shares of common stock from stockholders and optionholders.
    We will conduct a conference call regarding the Fourth Quarter 2003 results on Wednesday, February 25th at 10:00 AM CST. To participate, you may call (877) 284-1151 and indicate you would like to join in the UHS Fourth Quarter Results call with Gary Blackford as the leader. A taped replay of this call will be available from 2:00 PM CST on February 25th until 11:00 PM CST on March 7th. The "Encore Dial-in" number is: (800) 642-1687 or (706) 645-9291, confirmation
#5271913.
    This call is being webcast by CCBN and can be accessed at the Universal Hospital Services, Inc. web site at www.uhs.com. Click on "Financials", "Webcasts" and then on "Fourth Quarter 2003 Results" to participate.
    The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

    About Universal Hospital Services, Inc.

    Based in Bloomington, Minnesota, Universal Hospital Services is a leading nationwide provider of medical technology outsourcing and services to more than 5,900 acute care hospitals and alternate site providers and major medical equipment manufacturers. Our services fall into three general categories: Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. We provide a comprehensive range of support services, including equipment delivery, training, technical and educational support, inspection, maintenance and complete documentation. Universal Hospital Services currently operates through 69 district offices and 13 regional service centers, serving customers in all 50 states and the District of Columbia.


Universal Hospital Services, Inc.
3800 American Boulevard West, Suite 1250
Bloomington, MN 55431-4442
952-893-3200
www.uhs.com


    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: We believe statements in this release looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: the Company's history of net losses and substantial interest expense; the Company's need for substantial cash to operate and expand its business as planned; the Company's substantial outstanding debt and debt service obligations; restrictions imposed by the terms of the Company's debt; a decrease in the number of patients our customers are serving; the Company's ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the Company's relationships with certain key suppliers and any adverse developments concerning these suppliers; the absence of long-term commitments with customers; the Company's ability to renew contracts with group purchasing organizations and integrated delivery networks; the Company's ability to acquire adequate insurance to cover claims; the fluctuation in our quarterly operating results; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; changes and trends in customer preferences, including increased purchasing of movable medical equipment; difficulties or delays in our continued expansion into certain areas and developments of new areas; additional credit risks in increasing business with home care providers and nursing homes; consolidations in the healthcare industry; unanticipated costs or difficulties or delays in implementing the components of our strategy and plan and possible adverse consequences relating to our ability to successfully integrate acquisitions; actions by competitors; and the availability of and ability to retain qualified personnel, especially sales representatives. These and other risk factors are detailed in the Company's Annual Report on Form 10K and Quarterly Report on Form 10Q filed with Securities and Exchange Commission.



                  UNIVERSAL HOSPITAL SERVICES, INC.
                            BALANCE SHEETS
    (dollars in thousands except share and per share information)

                                ASSETS
                                                   December  December
                                                      31,       31,
                                                     2003      2002
                                                   --------- ---------

Current assets:

  Accounts receivable, less allowance for doubtful
   accounts of $1,750 and $1,800 at December 31,
   2003 and December 31, 2002, respectively         $33,943   $29,807
  Inventories                                         3,441     2,983
  Deferred income taxes                               2,205     3,062
  Other current assets                                1,961     1,700
                                                   --------- ---------
    Total current assets                             41,550    37,552

Property and equipment, net:

  Movable medical equipment, net                    122,931   118,409
  Property and office equipment, net                  6,784     5,746
                                                   --------- ---------
    Total property and equipment, net               129,715   124,155

Intangible assets:

  Goodwill                                           36,348    35,608
  Other, primarily deferred financing costs, net     11,423     3,948
  Other intangibles, net                              1,183       873
                                                   --------- ---------
    Total assets                                   $220,219  $202,136
                                                   ========= =========

               LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:

  Current portion of long-term debt                    $284      $251
  Accounts payable                                   13,775    11,078
  Accrued compensation and pension                    7,699     7,060
  Accrued interest                                    5,600     4,962
  Other accrued expenses                              2,010     1,697
  Book overdrafts                                     3,891     2,712
                                                   --------- ---------
    Total current liabilities                        33,259    27,760

Long-term debt, less current portion                270,798   200,555
Deferred compensation and pension                     3,860     4,869
Deferred income taxes                                 2,205     3,062

Series B, 13% Cumulative Accruing Pay-In-Kind
 Stock, $0.01 par value; 25,000 shares authorized,
 6,246 shares issued and outstanding at December
 31, 2002, net of unamortized discount, including
 accrued stock dividends                                  -     9,672

Common stock subject to put                               -    11,576

Commitments and contingencies

Shareholders' deficiency:

  Common stock, $0.01 par value; 500,000,000
   shares authorized, 122,768,962 and 136,731,840
   shares issued and outstanding at December 31,
   2003 and December 31, 2002, respectively           1,228     1,367
  Additional paid-in capital                              -     5,770
  Accumulated deficit                               (88,375)  (60,106)
  Deferred compensation                                   -      (657)
  Accumulated other comprehensive loss               (2,756)   (1,732)
                                                   --------- ---------
    Total shareholders' deficiency                  (89,903)  (55,358)
                                                   --------- ---------
    Total liabilities and shareholders' deficiency $220,219  $202,136
                                                   ========= =========


                   Universal Hospital Services, Inc.
                       Statements of Operations
                        (dollars in thousands)

                                Three Months Ended     Year Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2003      2002     2003      2002
                                --------- -------- --------- ---------

Revenues:

  Medical equipment outsourcing
   and service                   $40,212  $36,628  $154,895  $141,902
  Sales of supplies and
   equipment and other             4,408    2,809    16,110    11,864
                                --------- -------- --------- ---------
         Total revenues           44,620   39,437   171,005   153,766

Costs of medical equipment
 outsourcing, sales and
 service:

  Cost of medical equipment
   outsourcing and service        14,432   11,719    52,421    44,910
  Movable medical equipment
   depreciation                    8,190    7,873    32,111    29,458
  Cost of supplies and
   equipment sales                 2,916    1,856    10,866     8,241
                                --------- -------- --------- ---------
         Total costs of
          equipment outsourcing
          and sales               25,538   21,448    95,398    82,609
                                --------- -------- --------- ---------

         Gross profit             19,082   17,989    75,607    71,157

Selling, general and
 administrative:

  Recapitalization, stock
   compensation and severance
   expenses                       14,386   10,099    14,386    10,099
  Other selling, general and
   administrative                 11,777   11,118    46,956    43,053
                                --------- -------- --------- ---------
         Total selling, general
          and administrative      26,163   21,217    61,342    53,152

         Operating (loss)
          income                  (7,081)  (3,228)   14,265    18,005

Interest expense                   7,211    4,547    20,244    18,126
Loss on early retirement of
 debt                             13,272             13,272
                                --------- -------- --------- ---------

Loss before income taxes         (27,564)  (7,775)  (19,251)     (121)

(Benefit) provision for income
 taxes                            (3,061)  (2,986)      275        97
                                --------- -------- --------- ---------

Net loss                        $(24,503) $(4,789) $(19,526)    $(218)
                                ========= ======== ========= =========


Additional information
  Movable medical equipment
   (approximate number of units
   at end of period)                                144,000   138,000
  Offices (at end of period)                             69        65
  Number of hospital customers
   (at end of period)                                 2,900     2,770
  Number of total customers (at
   end of period)                                     5,950     5,880
  Medical equipment outsourcing
   revenue                        36,292   33,601   140,232   130,724
  Service revenue                  3,920    3,027    14,663    11,178



                       Percent of Total Revenues          Percent
                                                          Increase
                                                          (Decrease)

                                                        Qtr 4   Year
                      Three Months                      2003    2003
                         Ended         Year Ended       Over    Over
                      December 31,    December 31,      Qtr 4   Year
                      2003    2002    2003    2002      2002    2002
                     --------------- --------------    ------- -------

Revenues:

  Medical equipment
   outsourcing and
   service             90.1%   92.9%   90.6%  92.3%       9.8%    9.2%
  Sales of supplies
   and equipment and
   other                9.9%    7.1%    9.4%   7.7%      56.9%   35.8%
                     ------- ------- ------- ------
    Total revenues    100.0%  100.0%  100.0% 100.0%      13.1%   11.2%

Costs of medical
 equipment
 outsourcing, sales
 and service:

  Cost of medical
   equipment
   outsourcing and
   service             32.3%   29.7%   30.6%  29.2%      22.8%   16.6%
  Movable medical
   equipment
   depreciation        18.4%   20.0%   18.8%  19.1%       4.0%    9.0%
  Cost of supplies
   and equipment
   sales                6.5%    4.7%    6.4%   5.4%      57.1%   31.9%
                     ------- ------- ------- ------
    Total costs of
     medical
     equipment
     outsourcing,
     sales and
     service           57.2%   54.4%   55.8%  53.7%      18.9%   15.4%
                     ------- ------- ------- ------

    Gross profit       42.8%   45.6%   44.2%  46.3%       6.3%    6.3%

Selling, general and
 administrative:

  Recapitalization,
   stock
   compensation and
   severance
   expenses            32.3%   28.2%    8.4%   6.6%      42.4%   42.4%
  Other selling,
   general and
   administrative      26.4%   25.6%   27.5%  28.0%       5.9%    9.1%
                     ------- ------- ------- ------
    Total selling,
     general and
     administrative    58.7%   53.8%   35.9%  34.6%      23.3%   15.4%

    Operating (loss)
     income          (15.9%)  (8.2%)    8.3%  11.7%        NM  (20.8%)

Interest expense       16.2%   11.5%   11.9%  11.7%      58.5%   11.7%
Loss on early
 retirement of debt    29.7%            7.7%               NM      NM
                     ------- ------- ------- ------

Loss before income
 taxes               (61.8%) (19.7%) (11.3%)   0.0%        NM      NM

(Benefit) provision
 for income taxes     (6.9%)  (7.6%)    0.1%   0.0%        NM      NM
                     ------- ------- ------- ------

Net loss             (54.9%) (12.1%) (11.4%)   0.0%        NM      NM
                     ======= ======= ======= ======


                   Universal Hospital Services, Inc.
                       Statements of Cash Flows
                        (dollars in thousands)

                                                       Year Ended
                                                       December 31,
                                                    ------------------
                                                      2003      2002
                                                    ------------------
Cash flows from operating activities:
   Net income                                       $(19,526)   $(218)
   Adjustments to reconcile net income to net cash
    provided by operating activities:
        Depreciation                                  34,401   31,520
        Amortization of intangibles                    1,131    1,256
        Accretion of bond discount                       415      530
        Provision for doubtful accounts                  762      867
        Non-cash stock-based compensation expense        170    9,404
        Loss on sales/disposal of equipment              181      949
        Loss on early retirement of debt less cash
         paid                                          5,877
        Changes in operating assets and
         liabilities, net of impact of acquisition:
           Accounts receivable                        (4,800)     (95)
           Inventories and other operating assets       (754)    (844)
           Accounts payable and accrued expenses      (1,900)  (3,183)
                                                    --------- --------
        Net cash provided by operating activities     15,957   40,186
                                                    --------- --------

Cash flows from investing activities:
   Movable medical equipment purchases               (34,303) (37,731)
   Property and office equipment purchases            (3,306)  (2,133)
   Proceeds from disposition of movable medical
    equipment                                          2,331    1,108
   Other                                              (1,491)    (200)
                                                    --------- --------
        Net cash used in investing activities        (36,769) (38,956)
                                                    --------- --------

Cash flows from financing activities:
   Proceeds under loan agreements                     70,500   59,875
   Payments under loan agreements                   (128,714) (63,908)
   Repurchase of common stock and options            (77,917)     (12)
   Payment of deferred financing cost                (11,740)       -
   Proceeds from issuance of bonds                   260,000
   Redemption of bonds                              (135,000)
   Redemption of series A preferred stock            (13,769)
   Proceeds from issuance of common stock, net of
    offering costs                                    56,273      594
   Change in book overdraft                            1,179    2,221
                                                    --------- --------
        Net cash provided by (used in) financing
         activities                                   20,812   (1,230)
                                                    --------- --------

Net change in cash and cash equivalents                  $--      $--
                                                    ========= ========

Supplemental cash flow information:
        Interest paid                                $18,841  $17,430
                                                    ========= ========
        Income taxes paid                               $348      $97
                                                    ========= ========
        Movable medical equipment purchases in
         accounts payable                            $10,503   $5,999
                                                    ========= ========
        Movable medical equipment additions          $39,130  $37,788
                                                    ========= ========

Additional information

        Net cash provided by operating activities    $15,957  $40,186
        Changes in operating assets and liabilities    7,454    4,122
        Other non-cash expenses                       (7,405) (11,750)
        Current income taxes                             275       97
        Interest expense                              20,244   18,126
                                                    --------- --------

        EBITDA                                       $36,525  $50,781
                                                    ========= ========

    CONTACT: Universal Hospital Services, Inc., Bloomington
             Bethany A. Oliver, 952-893-3288